Exhibit 10.21

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is dated as of January 28, 2019 (the “Execution Date”), by and between Mirum Pharmaceuticals, Inc., a corporation organized under the laws of the State of Delaware (“Mirum”), and Shire International GmbH, a company organized under the laws of Switzerland (“Shire”). Mirum and Shire may be referred to herein individually as a “Party” and together as the “Parties”.

RECITALS

A. Mirum and Shire entered into the certain Assignment and License Agreement, dated November 5, 2018 (the “Assignment and License Agreement”), pursuant to which Mirum was assigned certain agreements and was granted an exclusive worldwide license under intellectual property owned by Shire or its Affiliates related to the Compounds to develop, manufacture and commercialize Licensed Products for use in the Field; and

B. Pursuant to Section 5.2(d)(ii) of the Assignment and License Agreement, the Parties contemplated that Shire would provide certain transitional services to Mirum with respect to the Compounds and Licensed Products.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS.

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings set forth in the Assignment and License Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1 the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Agreement” has the meaning set forth in the Preamble and includes all Transition Services Schedules attached hereto.

1.3 “Assignment and License Agreement” has the meaning set forth in the Recitals.

1.4 “Effective Date” means the Effective Date, as such term is defined in the Assignment and License Agreement.

1.5 “Employment Transfer Date” means February 1, 2019.

1.6 “FTE Cost” means, with respect to a given month, the applicable Monthly FTE Rate set forth on Exhibit C multiplied by the applicable number of full time equivalents of Shire and its Affiliates performing Services during such month.

1.7 “Losses” means liabilities, costs, expenses (including legal expenses), claims, actions, proceedings, damages, fines and penalties.

1.8 “Mirum” has the meaning set forth in the Preamble.

1.9 “Service” means each individual row of transition services set forth in the Transition Services Schedule.

1.10 “Service Extension Period” has the meaning set forth in Section 4.1.

1.11 “Service Term” means, with respect to any Service, the period commencing on the Effective Date, and ending on the Service Termination Date or such earlier date as may be mutually agreed by the Parties in writing pursuant to Section 4.1.

1.12 “Service Termination Date” means, with respect to any Service, the termination date specified with respect to such Service in the Transition Services Schedule or the earlier date on which such Service is completed.

1.13 “Shire” has the meaning set forth in the Preamble.

1.14 “Term” has the meaning set forth in Section 4.1.

1.15 “Transferring Employees” means the employees listed in Exhibit D who will automatically transfer or be offered employment by Mirum or any of its Affiliates commencing on the Employment Transfer Date.

1.16 “Transition Services Schedule” means the schedule of transition services attached to this Agreement as Exhibit A.

2. SERVICES

2.1 Schedules and Precedence. In accordance with Section 2.2 and the other terms and conditions of this Agreement, during the Term, Shire agrees to provide to Mirum the Services set forth on the Transition Services Schedule until the applicable Service Termination Date. If there is any inconsistency between the terms of the Transition Services Schedule and the terms of this Agreement, the terms of this Agreement shall govern.

2.2 Performance of Services.

(a) Shire shall perform or cause its Affiliates to perform all Services in a manner that is based on Shire’s past practice and that is substantially similar in nature, quality, quantity, scope and timeliness to the analogous services provided by Shire or any of its Affiliates, in connection with the Compounds and Licensed Products during the twelve (12) calendar months prior to the Effective Date; provided that, if not so previously provided, then such Services shall be performed in a manner substantially similar to similar services provided to Shire’s Affiliates or businesses for similarly situated products.

(b) Any Information transfer provided for in the Transition Services Schedule need only be provided in such written or electronic format as it is held by Shire or its Affiliate. Any material transfers provided for in the Transition Services Schedule shall exclude any materials Shire expects to be required for the Existing Trials and other activities of Shire to be conducted prior to the full transition of activities to Mirum.

2.3 Change Order Process. Any change in the nature, quality, quantity, scope or timeliness of any Service or other amendment to the Transition Services Schedule must be in writing and signed by the Parties.

2.4 Service Managers. Each Party shall appoint a representative having the appropriate qualifications to act as its service manager under this Agreement (the “Service Manager”). Shire’s Service Manager shall initially be Andres Centellas and Mirum’s Service Manager shall initially be Lara Longpre. The Service Managers shall serve as the primary contact points between the Parties with respect to the conduct of activities under this Agreement. Each Party may replace its Service Manager at any time upon written notice to the other Party.

2.5 Use of Third Parties to Provide Services. Shire may perform any or all Services through agents, subcontractors or independent contractors; provided that, Mirum’s prior written approval (not to be unreasonably withheld, conditioned or delayed) shall be required if Shire uses any new agents, subcontractors or independent contractors that were not used by Shire prior to the Execution Date. Notwithstanding the foregoing, Shire shall not be relieved of its obligations under this Agreement by use of such agents, subcontractors or independent contractors.

3. ASSIGNMENT OF ADDITIONAL ANCILLARY AGREEMENTS

3.1 Assignment. Subject to any notice or consent requirements thereunder, Shire hereby assigns, transfers and conveys to Mirum all of Shire’s and its Affiliates’ right, title, and interest in and to the agreements set forth on Exhibit B (the “Additional Assigned Ancillary Agreements”) and Mirum hereby (a) accepts such assignment, transfer and conveyance and agrees to timely perform, pay and discharge, as and when due, all duties and obligations of Shire and its Affiliates (Mirum and its Affiliates after assignment) under the Additional Assigned Ancillary Agreements to the extent arising on or after the Execution Date and excluding all liabilities arising from any failure by Shire or its Affiliates to timely perform, pay and discharge, as and when due, all duties and obligations of Shire and its Affiliates under the Additional Assigned Ancillary Agreements prior to the Execution Date, which shall remain liabilities of Shire or its Affiliates, and (b) agrees to be substituted for Shire or its Affiliate, as applicable, as a party to the Additional Assigned Ancillary Agreements from and after the Execution Date.

3.2 Application of Assignment and License Agreement. Subject to any notice or consent requirements thereunder, (a) the Additional Assigned Ancillary Agreements are hereby deemed to be Assigned Ancillary Agreements under the Assignment and License Agreement as of the Execution Date and (b) the provisions of the Assignment and License Agreement (including Section 10.1 and other applicable provisions, but excluding Sections 2.1 and 2.3) applicable to Assigned Ancillary Agreements shall apply with respect to the Additional Assigned Ancillary Agreements; provided that, in applying this clause (b) any references to the Effective Date in the Assignment and License Agreement shall be treated as references to the Execution Date of this Agreement.

3.3 Efforts to Complete Assignment. If any of the Additional Assigned Agreements require the consent of the counterparty thereto to assign such agreement to Mirum or the assignment of such agreement is otherwise not effective, then Shire and its Affiliates will use commercially reasonable efforts, and Mirum will reasonably cooperate with Shire’s efforts, to obtain such consent or take other reasonable actions (at no cost to Shire) in order to complete the assignment, transfer and conveyance of such Agreement to Mirum pursuant to Section 3.1.

3.4 Limited License to Perform Services. During the Term, Mirum hereby grants to Shire a non-exclusive right and license under the Additional Assigned Agreements to the extent necessary for Shire to perform (or have performed) the Services.

4. TERM AND TERMINATION.

4.1 Term. This Agreement shall be effective as of the Effective Date and shall terminate upon the earlier to occur of: (a) the last date on which Shire is obligated to provide any Service to Mirum in accordance with the terms of this Agreement, (b) the mutual written agreement of the Parties to terminate this Agreement in its entirety, or (c) termination of the Assignment and License Agreement in accordance with its terms (the “Term”). This Agreement shall terminate with respect to any given Service at the close of business on the last day of the Service Term for such Service; provided that, if the Parties mutually agree in writing to extend the Service Term for a given Service, this Agreement shall terminate with respect to such Service as of such mutually agreed date (such extension period, the “Service Extension Period”). In addition, upon fifteen (15) days’ prior written notice, Mirum may terminate any Service that is no longer required to transition activities with respect to the Compounds and Licensed Products to Mirum; provided that Mirum shall be responsible for reimbursement of any un-cancellable costs incurred or obligated prior to such termination.

4.2 Effect of Termination or Expiration. Termination or expiration of this Agreement or a given Service shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Article 1, Article 3, Article 5 (with respect to Services performed, or any un-cancellable costs incurred or obligated, prior to expiration or termination), Article 7, Article 8, Section 10.1 and Article 11.

5. PAYMENT TERMS. As consideration for provision of the Services (whether provided before on or after the Effective Date), Mirum shall reimburse Shire for the applicable FTE Costs plus Shire’s reasonable and documented out-of-pocket costs incurred by or on behalf of Shire or its Affiliates for the conduct of the Services; provided that, for any such costs incurred during the Service Extension Period, such reimbursement by Mirum shall be 105% of such costs. Shire shall invoice Mirum on a monthly basis for such costs and Mirum shall reimburse Shire the undisputed portion of each such invoice within thirty (30) days of receipt. If Mirum disputes any invoice, it shall provide written notice to Shire detailing the nature of such dispute within fifteen (15) days of receipt of the applicable invoice (and, if notice of dispute is not given within such fifteen (15) day period, the applicable invoice shall be deemed accepted and undisputed). The Parties shall cooperate in good faith to resolve any disputes relating to invoices. If the Parties are unable to resolve an invoice dispute, then either Party may refer the dispute to Grant Thornton (or, if Grant Thornton is unwilling or unable to serve, such other independent accounting firm of national standing as the Parties may mutually agree, which agreement shall not be unreasonably withheld, conditioned or delayed). The fees and expenses of such accounting firm in resolving such dispute will be borne by the Parties in the same proportion that the aggregate amount of the disputed items that are unsuccessfully disputed by each Party (as determined by the accounting firm) bears to the total amount of all disputed items.

6. TRANSITION SERVICE RESPONSIBILITIES.

6.1 Mutual Responsibilities. The Parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include:

(a) exchanging information relevant to the provision of Services hereunder;

(b) good faith efforts to mitigate problems interfering with the Services; and

(c) each Party requiring its personnel to obey any disclosed security regulations and other published policies of the other Party while on the other Party’s premises.

6.2 Mirum Responsibilities. Mirum shall:

(a) use Commercially Reasonable Efforts to effectuate the transition of the Existing Trials (including sponsorship thereof) to Mirum as promptly as practicable after the Effective Date; including, if needed, using Commercially Reasonable Efforts to enter into agreements with Third Parties previously working with Shire or its Affiliates in connection with the Existing Trials; and

(b) make an orderly transition of each Service to its own internal organization or to Third Party vendors as promptly as reasonably practicable after the Effective Date.

6.3 Excused Performance. Shire shall be excused from performing any obligation under this Agreement to the extent and during the period that Mirum’s failure to perform its obligations under this Agreement materially hinders or prevents Shire’s performance of such obligation.

7. CONFIDENTIALITY. Any Information disclosed under this Agreement shall be deemed Confidential Information under the Assignment and License Agreement and subject to the applicable provisions of the Assignment and License Agreement.

8. INDEMNIFICATION; LIMITATION ON LIABILITY.

8.1 Indemnification by Mirum. Mirum shall defend, indemnify, and hold the Shire Indemnitees harmless from and against any and all Losses which the Shire Indemnitees may suffer, sustain, incur, pay or be put to by reason of or in connection with any Claim by any Transferring Employee against the Shire Indemnitees arising out of or in connection with the deferred Employment Transfer Date and any employment related Claims asserted by any Transferring Employee after the Employment Transfer Date including any Claim relating to a failure by either Shire or Mirum or any of their respective Affiliates to comply with their obligations pursuant to Art. 333 ss Swiss Code of Obligations; provided that nothing in this Section shall cause Mirum to be liable for any employment related claims asserted by any Transferring Employee pertaining to period(s) prior to the Effective Date, which shall remain liabilities of Shire or its Affiliates.

8.2 Indemnification Procedures. The indemnification procedures set forth in Section 10(c) of the Assignment and License Agreement shall be deemed incorporated into, and made a part of, this Agreement, and shall apply to any claims for indemnification brought pursuant to Section 8.1, mutatis mutandis.

8.3 MIRUM’S SOLE REMEDY HEREUNDER IN THE EVENT THE PERFORMANCE OF ANY PARTICULAR SERVICE, WHETHER PERFORMED DIRECTLY BY SHIRE OR ITS AFFILIATES OR BY A THIRD PARTY DESIGNATED BY SHIRE, FAILS TO COMPLY WITH THE TERMS OF THIS AGREEMENT IS (A) THE PROVISION OF SUCH PARTICULAR SERVICE BY SHIRE CURING THE NON-COMPLIANCE OR (B) REIMBURSEMENT FOR THE AMOUNTS ACTUALLY PAID BY MIRUM AND RECEIVED BY SHIRE FOR THE PORTION OF THE SERVICE THAT WAS PROVIDED IN A NON-COMPLIANT MANNER. WITHOUT LIMITING THE PRECEDING SENTENCE, IT IS ACKNOWLEDGED AND AGREED THAT UNDER NO CIRCUMSTANCES SHALL ANY PARTY BE LIABLE FOR LOST PROFITS OR ANY PUNITIVE DAMAGES OR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY BREACH OR ALLEGED BREACH OF ANY OF THE TERMS HEREOF, INCLUDING DAMAGES ALLEGED AS A RESULT OF TORTIOUS CONDUCT. THE PROVISIONS OF THIS SECTION 8.3 SHALL SURVIVE INDEFINITELY, NOTWITHSTANDING ANY TERMINATION OF ALL OR ANY PORTION OF THIS AGREEMENT.

9. FORCE MAJEURE. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (as defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorism, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, the payment of amounts due and owing hereunder shall in no event be delayed by the payor because of a force majeure affecting the payor.

10. REPRESENTATIONS AND WARRANTIES

10.1 EXCEPT AS EXPRESSLY PROVIDED IN THE ASSIGNMENT AND LICENSE AGREEMENT, ANY INFORMATION OR MATERIALS SUPPLIED BY SHIRE ARE SUPPLIED “AS IS” AND SHIRE MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND WITH RESPECT TO THE SERVICES OR ANY INFORMATION OR MATERIALS, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE INFORMATION OR MATERIALS DOES NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY. Mirum assumes all liability for damages which may arise from its use, storage or disposal of such materials. Shire will not be liable to Mirum for any loss, claim or demand made by Mirum or its Affiliates, or made against Mirum or its Affiliates by any Third Party, due to or arising from the use, handling, storage or disposal of such Information (except as expressly provided in the Assignment and License Agreement) or materials.

11. MISCELLANEOUS

11.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, and the Assignment and License Agreement sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized signatory of each Party. If there is any inconsistency between the terms of this Agreement and the Assignment and License Agreement, the Assignment and License Agreement shall govern.

11.2 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Mirum:

Mirum Pharmaceuticals, Inc.

12230 El Camino Real, Suite 230

San Diego, CA 92130

Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121-1909

Attention: Kay Chandler

FAX: +1 858 550 6420

If to Shire:

Shire International GmbH

Zahlerweg 10

6300 Zug – Switzerland

Attention: Legal Department

With copies (which shall not constitute notice) to:

Shire

300 Shire Way

Lexington, MA 02421

Attention: Legal Department

and

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, NJ 08540-6241

Attention: Randall Sunberg

FAX: 1.609.919.6701

11.3 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to its Affiliates, including in connection with any re-domiciling of such Party or its Affiliates, or to a Third Party to which the Assignment and License Agreement is assigned. Any permitted assignment shall be binding on the successors of the assigning Party and any successor or assignee of a Party’s rights or obligations hereunder shall, in writing to the other Party, expressly assume performance of such Party’s rights or obligations under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.3 shall be null, void and of no legal effect.

11.4 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.5 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

11.6 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

11.7 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, U.S., without regard to conflicts of law rules.

11.8 No Benefit to Third Parties. Except as provided in Article 8, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Party.

11.9 Construction of this Agreement. When used in this Agreement, the term “including”, “include” or “includes” means including, without limiting the generality of any description preceding the term. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement and have jointly prepared this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. This Agreement has been prepared in the English language and English shall control its interpretation.

11.10 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties have executed this Agreement m duplicate originals by their proper officers, effective as of the Effective Date.

MIRUM PHARMACEUTICALS, INC.		SHIRE INTERNATIONAL GMBH

By:	/s/ Chris Peetz	By:	/s/ William Standaert
Name:	Chris Peetz	Name:	William Standaert
Title:	President	Title:	Authorized Signatory

EXHIBIT A

TRANSITION SERVICES SCHEDULE

To the extent provided for in Section 5.2(d) of the Assignment and License Agreement, those services identified in Exhibit A with an asterisk in the “TSA #” column will be provided at no additional cost to Mirum.

TSA features														Duration	Number of FTEs/ contractors
TSA#	Shire TSA coordinator	Service Type	TSA description	KPI’s	Country providing service	Country receiving service	Target Start Date	Target Completion Date	Exit Plan	Name of Shire’s resource providing TSA	Shire systems required	Data transfer TSA?	Notes / Comments	TSA duration/ comment	TSA duration (in months, starting from Day 1—for cost calculation)	# of High Cost FTEs	# of Medium Cost FTEs	# of Low Cost FTEs	# of High Cost Contractors	# of Medium Cost Contractors	# of Low Cost Contractors	Entity invoiced	Monthly Cost per TSA
REG-1	Erik Bjornson	SHP625: Regulatory management of IND and CTAs, and transfer of dossiers

Shire will perform ongoing regulatory management of all regulatory dossiers (39 total: 24 CTAs, 4 active INDs, 8 ODAs, 3 PIPs) ) for up to 3 monthsending with submission of formal notifications of transfer of sponsorship. Shire will provide additional signed documentation as needed to support the transfers of sponsorship for 1 month after the submissions have been made.

Assumptions:
• Buyer will make best efforts to complete acceptance of sponsorship in a timely fashion once data transfer is complete and all requisite conditions have been met.
• Buyer will provide Shire with timely confirmation (confirmations within 10 business days or less) that the regulatory authorities have acknowledged the transfers of sponsorship.

				Submission of transfer and acceptance of ownership documentation to IND and CTAs.	US	US	11/5/2018	2/15/2019	Transfer of sponsorships complete and signed documentation provided (as needed) following transfer submissions.	Global Regulatory Lead		Yes		3.5 months	3.5	0.017	0.133	0.004					$ 2,853

REG-2	Sunil Kadam	SHP626: Regulatory management of IND and CTAs, and transfer of dossiers	Maintenance of open regulatory dossiers (US IND, CTAs in Canada and UK for 201 study) including CSR submission and end-of-trial notifications as required. Preparation and submission of IND transfer letter and delivery to buyer for inclusion in their submission.	Submission of transfer and acceptance of ownership documentation to IND and CTAs.	US	US	11/5/2018	1/31/2019	Transfer of sponsorships complete and signed documentation provided (as needed) following transfer submissions.	Global Regulatory Lead		Yes		3 months	3	0.004	0.013						$ 355

REG-3	Erik Bjornson, Sunil Kadam	SHP625/SHP626: Maintenance	Ad-hoc regulatory consulting as requested by Buyer for either SHP625 or SHP626. This includes (but is not limited to) support of regulatory agency meeting preparation, review of Buyer-prepared documents for regulatory submissions, or participation in strategic discussions. This task includes up to 12 hours over a 3-month period after deal close.	Provide consultation to buyer for the first 3months		US	11/5/2018	1/31/2019	Transfer of sponsorships complete and signed documentation provided (as needed) following transfer submissions.	Global Regulatory Lead				3 months	3	0.025							$ 864

REG-4*	Shakira Baez	SHP625/SHP626: Data transfer	Shire will transfer all Output Submissions folder; Correspondence, Components, Administrative files and other relevant Regulatory documents that are located in Shire EDMS, and other repository such as Share drive.					1/31/2019				Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	3 months	3		0.5

GDS-1	Tom Organ	SHP626: Prepare and submit DSUR	Shire will prepare and submit the Development Safety Update Report (DSUR), covering the period of 19 Dec 2017 to 18 Dec 2018, according to Shire SOPs and processes. The final report will be submitted to the IND no later than 60 days after the end of the reporting period. Buyer will receive a copy of the final DSUR.	Submission of final DSUR and delivery of copy to buyer			11/5/2018	2/28/2019	Complete DSUR and submit to IND; provide copy to buyer					4 months	4	0.12	0.24						$ 8,172

GDS-2	Nancy Blanchard	SHP625/SHP626: Signal detection	Shire to perform signal detection according to Shire’s procedures and provide Buyer with the results. Work will end when all INDs have been transferred to Buyer.	Quarterly meetings for review and agreement on signal assessment	US	WW	11/5/2018	2/28/2019	INDs transferred to buyer					4 months	4	0.0025	0.005						$ 171

DD-1*	Kelly Spencer/Melissa Griffin/Arthur Van Leerberghe	SHP625: Data Transfer	Transfer all relevant electronic (i.e ncl completed/on going BBD specific clinical and nonclinical databases) and/or paper related to SHP625 (i.e. Trial Master File) R&D data that is reasonably available and in Sellers’ possession as of the Closing Date, within 6 monthsof the Closing Date to Service Recipient. To the extent CRO data included in the Transferred Assets is not reasonably practical to be delivered in that time period, Service Provider will reassigned all such data to the Buyer. (SHP625)	Electronic and/or physical transfer (as appropriate) of all materials related to SHP625- Est 7 Nov018. As applicable, to include Letters of formal transfer (N.Rzucidlo) to be completed 1 month after Day 1. As applicable, consolidation of records from Shire’s EPL archive facility (N.Rzucidlo) to be completed in < 6 months.	US	US		4/30/2019	N/A	R&D Scientific Documentation	N/A	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	6 months	6		0.5

DD-2*	Kelly Spencer/Melissa Griffin	SHP625: Materials Transfer (nonclinical)

Transfer all material that is reasonably available and in Sellers’ possession as of the Closing Date, within 6 monthsof the Closing Date to Service Recipient.

To the extent any biomaterials (including study tissues and slides, drug substance and drug product, and related records, reagents and standards) included in the Acquired Assets not delivered at the Closing, Service Provider will deliver all such biomaterials to Service Recipient after the Closing. Service Provider shall be deemed to have complied with its obligation to deliver such Acquired Assets to Service Recipient if it has made such Acquired Assets available for pick-up by Service Recipient.In the event any biomaterials included in the Acquired Assets are held at third party vendors, Service Provider will be deemed to have transferred such biomaterials to Service Recipient at the Closing.

				Electronic and/or physical transfer (as appropriate) of all materials related to SHP625- Est 7Nov2018. As applicable, to include Letters of formal transfer (N.Rzucidlo) to be completed 1 month after Day 1. • As applicable, consolidation of records from Shire’s EPL archive facility (N.Rzucidlo) to be completed in < 6 months.	US	US		4/30/2019	N/A	R&D Scientific Documentation	N/A	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	6 months(3m?)	6		0.5

DD-3	Kelly Spencer / John McNulty	SHP625: Preclinical Program Support	Make introduction to and transfer ownership of work (transfer of completed / ongoing reports and any related materials to the buyer)with the CRO responsible for providing Toxicology support to the SHP625 program, within 4 monthsof closing date to recipient (more detail in KPI) . The Shire’s activity and support of these studies relate to, but not exclusively the on-going bioanalytical reports, toxicology reports.

(i) pass of oversight of ongoing juvenile DRF study (CRL); pass of protocol (agency reviewed/commented) for pivotal juvenile toxicity study (CRL/Ashland) -final report November. Propose Buyer establish a MSA with CRL in order to perform the pivotal juvenile study in support of the ongoing PIP

(ii) pass of ongoing DRF transgenic mouse study (Covance) and information of planned path forward-option to review/finalziation by Buyer (Shire to complete Feb2019). Propose Buyer establish a MSA with Covance to continue pivotal transgeneic mouse study

(iii) pass of DRF early development information for 2-year carcinogenicity studies (timing-PMC)

1 monthsFrom Day 1, Buyer and Shire to agree scedules for the regular transfer of knowledge, the activity of which is completed by the duration of the TSA, or before.

					US	US	11/5/2018	2/28/2019	N/A	NCD-Toxicology	N/A			4 months	4		0.1						$ 1,350

DD-4	Kelly Spencer / Marita Larsson Cohen	SHP625: Clinical Program Support	Vendor Oversight—Provide Bioanalytical and Biomarker Development (BBD) support to the SHP625 program.
To ensure business continuity and established partnering in support of SHP625, Shire will oversee the CROs performing biomarker and bioanalytical work, and will provide bioanalytical support to the Buyer during the transition period. Shire will work with the Buyer and CROs to ensure transfer of ownership of completed work and transfer of knowledge for ongoing activities.
			- additional details on activities reviewed with Mirum on Jan 7—presentation Shire-Mirum BBD activities 07Jan2019_to share.pptx

Propose Buyer establish a MSA with following vendors to enable SOW transfer, as desired: BioAglytix, Prometheus, EGL Genetics/Eurofins, Envigo, Frontage, Q2 Solutions. Propose buyer to obtain full contract transfer of Cinnciniatti Children’s Hospital (CCH) and MRM Proteomics

i. Assume contracts for ongoing LUM001 (SHP625) Phase II Clinical Trials

LUM001-301, finishing

LUM001-303, ongoing study

LUM001-304, ongoing study

LUM001-305, ongoing study

LUM001-501, ongoing study

a. Cincinnati Children’s Hospital (CCH), all studies

b. Envigo CRS, Inc., all studies

c. Bioagilytix Labs, LLC, all studies

d. MRM Proteomics, LUM001-501 Exome sequencing and bioinformatics of protein analysis

e. Q Squared Solutions Expressions Analysis, genomic biomarkers

ii. Assume work for LUM001 (SHP625) Phase III Clinical Trials (none started) a. Envigo CRS, Inc, methods validated, to move from CCH

b. Frontage Laboratories, methods validated, alternate site to move from CCH, SHP625-306 work proposed but not started

c. Prometheus Laboratories, Inc.: proposed SHP625 Ph III, not started

iii. Assume work for LUM002 (SHP626), work suspended

a. Envigo CRS, Inc., wrapping up SHP626-201 study

					US	US	11/5/2018	1/31/2019	N/A	NCD-BBD	N/A			3 months	3		0.75						$ 12,659

DD-5*	Kelly Spencer/Melissa Griffin/Holly Oakley	SHP626: Data Transfer	Transfer all relevant electronic (i.e ncl completed/on going BBD specific clinical and nonclinical databases) and/or paper (i.e. Trial Master File) R&D data that is reasonably available and in Sellers’ possession as of the Closing Date, within 6 monthsof the Closing Date to Service Recipient. To the extent CRO data included in the Transferred Assets is not reasonably practical to be delivered in that time period, Service Provider will reassigned all such data to the Buyer. (SHP626)	Electronic and/or physical transfer (as appropriate) of all materials related to SHP626- Est 21 Nov018. As applicable, to include Letters of formal transfer (N.Rzucidlo) to be completed 1 month after Day 1. As applicable, consolidation of records from Shire’s EPL archive facility (N.Rzucidlo) to be completed in < 6 months.	US	US		4/30/2019	N/A	R&D Scientific Documentation	N/A	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	6 months	6		0.5

DD-6*	Kelly Spencer/Melissa Griffin	SHP626: Materials Transfer

Transfer all material that is reasonably available and in Sellers’ possession as of the Closing Date, within 6 monthsof the Closing Date to Service Recipient.
To the extent any biomaterials (including study tissues and slides, drug substance and drug product, and related records, reagents and standards) included in the Acquired Assets not delivered at the Closing, Service Provider will deliver all such biomaterials to Service Recipient after the Closing. Service Provider shall be deemed to have complied with its obligation to deliver such Acquired Assets to Service Recipient if it has made such Acquired Assets available for pick-up by Service Recipient. In the event any biomaterials included in the Acquired Assets are held at third party vendors, Service Provider will be deemed to have transferred such biomaterials to Service Recipient at the Closing.

				Electronic and/or physical transfer (as appropriate) of all materials related to SHP626- Est 21Nov2018. As applicable, to include Letters of formal transfer (N.Rzucidlo) to be completed 1 month after Day 1. • As applicable, consolidation of records from Shire’s EPL archive facility (N.Rzucidlo) to be completed in < 6 months.	US	US		4/30/2019	N/A	R&D Scientific Documentation	N/A	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	6 months	6		0.5

DD-7	Melissa Griffin	SHP625/SHP626: Archiving	Continued GxP archiving of paper/physical R&D materials (beyond 31 Jan 2019) at pass-through costs until buyer’s establishment of own GxP archiving contract(s).				11/5/2018	4/30/2019	Buyer’s establishment of their own contracts for GxP archiving					6 months	6			0.006					$ 40

CDO-1	Jeremy Chadwick	SHP625: Clinical Program Management	Oversight of project management activities for the 4 ongoing Phase 2 studies (SHP625-303, 304, 305, 501) until knowledge transfer completed.	Complete knowledge transfer to manage and oversee the clinical study activities of the Phase 2 studies, as acknowledged by buyer.	USA	USA	11/5/2018	1/31/2019	Buyer’s counterpart acknowledging complete transition	GCOL	Systems as defined in data transfer forms		Contingent on Transfer of FTEs/Contractors	3 months	3	0.5							$ 17,285

CD-1	Thomas Jaecklin	SHP625: Clinical Medical oversight and management	Clinical Medical oversight and management of the 4 ongoing Phase 2 studies (SHP625-303, 304, 305, 501) until knowledge transfer completed.	Complete knowledge transfer to manage and oversee the clinical medical aspects of the Phase 2 studies, as acknowledged by buyer.	Switzerland	USA	11/5/2018	1/31/2019	Buyer-Shire agree transfer is complete	Global Clinical Development Lead	Systems as defined in data transfer forms		Contingent on Transfer of FTEs/Contractors	3 months	3	1.0							$ 34,569

CDO-4	Jeremy Chadwick	SHP625: Clinical Program Management	Clinical Project Management and oversight of study conduct, oversight and management of vendors and CRO for the 4 ongoing Phase 2 studies (SHP625-303, 304, 305, 501) until knowledge transfer completed.	Complete knowledge transfer to manage and oversee the clinical study activities of the Phase 2 studies, as acknowledged by buyer.	USA	USA	11/5/2018	2/28/2019	Buyer’s counterpart acknowledging complete transition	Sr Clinical Project Manager	Systems as defined in data transfer forms		Contingent on Transfer of FTEs/Contractors	4 months	4		1.0						$ 16,879

CDO-5	Courtney Bryant	SHP625: Clinical Program Management	Clinical Administrative tasks (meeting organization, agendas, minutes, tracker and system review and completion), until knowledge transfer completed.	Complete knowledge transfer to manage and oversee the admin clinical study activities of the Phase 2 studies, as acknowledged by buyer.	USA	USA	11/5/2018	2/28/2019	Buyer’s counterpart acknowledging complete transition	CRA	Systems as defined in data transfer forms		Contingent on Transfer of FTEs/Contractors	4 months	4			0.3					$ 1,924

CDO-6	Michael Hoffman	SHP625: Clinical Scientific Writing	Clinical Scientific Writing management and oversight of required clinical documentation for the 4 ongoing Phase 2 studies (SHP625-303, 304, 305, 501), as well as delivery of existing finalized, published reports, until knowledge transfer completed.	Completed knowledge transfer for SHP625 clinical documentation, as acknowledged by buyer.	USA	USA	11/5/2018	12/31/2018	Buyer-Shire agree transfer is complete	clinical scientific writer	Systems as defined in data transfer forms	Yes		2 months	2		0.2						$ 3,376

CDO-7*	Wendy Beeby	SHP625: Data Transfer	Delivery of all product TMF documentation - mixed media and paper	All TMF assets delivered successfully to buyer - buyer assumes all responsibility for TMF maintenance upon confirmation	USA	USA		2/28/2019	Complete transfer of all documentation	Clinical Document Mgr	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.3

CDO-8*	Mike Hale	SHP625: Data Transfer	Data transfer of all Biostats assets and Biostats knowledge transfer to buyer - provide point in time copy - when sponsorship is transferred then final Db will be transferred - this TSA represents the Final data delivery	All data assets successfully transferred to buyer with buyer acceptance	USA	USA		2/28/2019	Completion of transfer of all documentation and knowledge	Biostats Project Lead/ Programming Project Lead	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.5

CDO-9*	Deb Jameson	SHP625: Data Transfer for 306	Study SHP625-306: Transfer all IMP Supply Chain Maps, Packaging, Labeling, Distribution info, and Inventory data if applicable	Quarterly meetings for review and agreement on signal assessment	USA	USA		2/28/2019	Completion of transfer of all documentation	Clinical Supplies Team lead	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.1

CDO-10*	Deb Jameson	SHP625: Data Transfer for Phase 2 studies	SHP625 Phase 2 studies: Transfer all IMP Supply Chain Maps, Packaging, Labeling, Distribution info, and Inventory data if applicable	Transfer all relevant electronic (i.e inventory records) and/or paper (i.e. Batch Records) R&D data that is reasonably available and in Sellers’ possession as of the Closing Date, within 4 monthsof the Closing Date to Service Recipient.	USA	USA		2/28/2019	Completion of transfer of all documentation	Clinical Supplies Team lead	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.1

CDO-11	Mike Hale	SHP625: Ongoing study activities	Biostatistics support: SAP review, DRM, SRT, meetings, etc until knowledge transfer completed	Buyer’s counterpart acknowledging complete knowledge transfer	USA	USA	11/5/2018	2/28/2019	Transfer complete	Biostats Project Lead/ Programming Project Lead	Systems as defined in data transfer forms			4 months	4		0.35						$ 5,908

CDO-12	Jeremy Chadwick	SHP626: Clinical trial management	Shire will complete knowledge transfer for all 626 studies Shire will complete all activities for ongoing study SHP626-201, including: • Complete close-out visit reports • Complete study drug accountability • Complete TMF and transfer • Complete TFLs • Complete abbreviated CSR • Vendor close-outs • Clinical project management • biostatistical analysis • final published CSR	Completion of activities as noted.	USA	USA	11/5/2018	1/31/2019	Complete knowledge transfer and complete study (SHP626-201) activities.	Clinical Programs Lead	Systems as defined in data transfer forms	Yes		3 months	3	1.87	1.50	0.50	0.50	0.50			$ 118,721

CDO-13*	Diane Piper	SHP626: Data Transfer	Data transfer of all Data Management assets. Knowledge transfer to buyer - provide point in time copy - when sponsorship is transferred then final Db will be transferred - this TSA represents the Final data delivery.	All Data management assets successfully transferred to buyer with buyer acceptance	USA	USA		2/28/2019	Completion of transfer of all documentation and knowledge	Lead Clinical data mgr	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.5

CDO-14*	Wendy Beeby	SHP626: Data Transfer	Delivery of all product TMF documentation - mixed media and paper	All TMF assets delivered successfully to buyer - buyer assumes all responsibility for TMF maintenance upon confirmation	USA	USA		2/28/2019	Completion of transfer of all documentation and knowledge	Clinical Document Mgr	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.3

CDO-15*	Mike Hale	SHP626: Data Transfer	Data transfer of all Biostats assets - Biostats knowledge transfer to buyer - provide point in time copy - when sponsorship is transferred then final Db will be transferred - this TSA represents the Final data delivery	All data assets successfully transferred to buyer with buyer acceptance	USA	USA		2/28/2019	Completion of transfer of all documentation and knowledge	Biostats Project Lead/ Programming Project Lead	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.5

CDO-16*	Diane Piper	SHP626: Data Transfer	Data transfer of all Data Management assets. Knowledge transfer to buyer.	All Data management assets successfully transferred to buyer with buyer acceptance	USA	USA		2/28/2019	Completion of transfer of all documentation and knowledge	Lead Clinical data mgr	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.3

CDO-17*	Deb Jameson	SHP626: Data Transfer for 201	Study SHP626-201: Transfer all IMP Supply Chain Maps, Packaging, Labeling, Distribution info, and Inventory data if applicable	Transfer all relevant electronic (i.e inventory records) and/or paper (i.e. Batch Records) R&D data that is reasonably available and in Sellers’ possession as of the Closing Date, within 4 monthsof the Closing Date to Service Recipient.	USA	USA		2/28/2019	Completion of transfer of all documentation	Clinical Supplies Team lead	Systems as defined in data transfer forms	Yes	TSA billed at zero cost. FTE allocation is for internal purposes only.	4 months	4	0.3

QAC-1	Christine Sahagian	SHP625: Quality Assurance and Compliance	Provide QA&C oversight on ongoing studies and compliance support (typical QA&C involvement in an ongoing clinical program - e.g. available for advice / guidance as needed) needed until complete transfer	Buyer’s counterpart acknowledging complete knowledge transfer	USA	USA	11/5/2018	2/28/2019	Transfer complete	QA&C Lead	Systems as defined in data transfer forms			4 months	4		0.2						$ 3,376

QAC-2	Christine Sahagian	SHP626: Quality Assurance and Compliance	Provide QA&C oversight on ongoing studies and compliance support (typical QA&C involvement in an ongoing clinical program - e.g. available for advice / guidance as needed) needed until complete transfer	Buyer’s counterpart acknowledging complete knowledge transfer	USA	USA	11/5/2018	2/28/2019	Transfer complete	QA&C Lead	Systems as defined in data transfer forms			4 months	4		0.1						$ 1,688

CD-2	Mary Corcoran	SHP625: Compassionate Use	Shire will provide the required review/approval of the application and IMP resupply (if approved) for the current PFIC patient receiving SHP625 through a compassionate use/named patient program at Pr. Jankowska’s site in Poland. - Two agreements in scope between Shire/Investigator and Shire/Hospital (no existing agreements with 3rd party)	Application review and re-supply provided.	USA	USA	11/5/2018	1/31/2019	Completion of application review and resupply (if approved)	Head of Development Planning and Compassionate Use				3 months	3	0.1							$ 2,593

CD-3	Melissa Palmer	SHP626: Publications	In order to comply with clinical trial transparency requirements, Shire will support publication of the SHP626-201 study results. Shire will submit an abstract of the study results for presentation at the European Association for the Study of the Liver (EASL) 2019 Annual Meeting. In conjunction with the publications vendor (Oxford PharmaGenesis), Shire will prepare the full manuscript for the study results, submit the manuscript to a peer-reviewed open access journal for publication, and make any necessary revisions and resubmissions. Direct costs for submission fees and open access fees will be passed through to Mirum.	Abstract submission. Manuscript submission and resubmission (if needed).	USA	USA	11/5/2018	4/30/2019	Completion of submissions	Global Development Lead			Shire has agreed not to pass through costs for Pharmagenesis to Mirum. Given additional workload for the Shire team, the FTE estimate was revised	6 months	6	0.05	0.02			0.13			$ 4,346
																							$237,130

Notes:

Any “Target Start Date” that occurred in the past was the actual start date and will be billed accordingly.

Out of pocket costs are not accounted for and will be billed separately in accordance with the Agreement.

TSA features															Duration		Number of FTEs/ contractors
TSA#	Function	Shire TSA coordinator	The buyer TSA coordinator	Service Type	TSA description	KPI’s	Country providing service	Country receiving service	Target Start Date	Target Completion Date	Exit Plan	Name of Shire’s resource providing TSA	Shire systems required	Notes / Comments	TSA duration/ comment	TSA duration (in months, starting from Day 1 - for cost calculation)	# of High Cost FTEs	# of Medium Cost FTEs	# of Low Cost FTEs	# of High Cost Contractors	# of Medium Cost Contractors	# of Low Cost Contractors	Entity invoiced	Monthly Cost per TSA Me
1	Corporate Services (U.S. only)	Kendra Renninger	Lara Longpre	Purchasing and Accounts Payable	Support indirect purchasing activities (U.S. only) as follows: - Issuance of purchase orders; - receipt of invoices; - payment of invoices by Shire - indirect spend transition activities (i.e. Shire A/P contract to work with a specificed Mirum contrat to ensure invoices are paid by the right party after the TSA ends)		US	US	11/5/2018	2/28/2019	All MSAs transferred or established and activities transferred to Mirum	Kendra Renninger	N/A		3 months	3			0.25					$1,603.35
2	Finance R&D and Corporate Services (U.S. only)	Lindsay Carver		Reporting and Administration	Manage monthly analysis necessary to operate TSA; Finance to compile monthly indirect / third party costs incurred by Shire on behalf of the buyer and prepare manual billing to the buyer for reimbursement; buyer shall reimburse Shire within 30 days of invoicing		US	US	11/5/2018	2/28/2019	All MSAs transferred or established and activities transferred to Mirum	Lindsay Carver	N/A		3 months	3		0.25						$4,219.77
3	Finance R&D	Lindsay Carver		Cut-over process	Provide support in the transition of purchase orders for cut-over (reconciliation assessment) - identify transitioning POs, confirm work completed and remaining amount (PO value) to transfer		US	US	11/5/2018	2/28/2019	All MSAs and Pos transitioning identified and provided to Mirum	Lindsay Carver	N/A		1 month	1		0.25						$4,219.77
4	Legal	Jeff Smith		Cut-over process	Provide support in the transfer of contracts, which includes locating, reviewing, and uploading relevant contracts to be transferred		US	US	+1 month post effective date of TSA	+1 month post effective date of TSA	All in scope contracts transferred and or assigned	Jeff Smith	N/A		1 month	1		0.1						$1,687.91

Notes:

Any “Target Start Date” that occurred in the past was the actual start date and will be billed accordingly.

Out of pocket costs are not accounted for and will be billed separately in accordance with the Agreement.

TSA features															Duration		Number of FTEs/ contractors
TSA#	Function	Shire TSA coordinator	the buyer TSA coordinator	Service Type	TSA description	KPI’s	Country providing service	Country receiving service	Target Start Date	Target Completion Date	Exit Plan	Name of Shire’s resource providing TSA	Shire systems required	Notes / Comments	TSA duration/ comment	TSA duration (in months, starting from Day 1—for cost calculation)	# of High Cost FTEs	# of Medium Cost FTEs	# of Low Cost FTEs	# of High Cost Contractors	# of Medium Cost Contractors	# of Low Cost Contractors	Entity invoiced	Monthly Cost per TSA
1	CMC	T.K.		API	Manage GMP SMB separation at Carbogen; Update API specification	Participate in weekly meetings w/Carbogen Amcis; provide all the documents and write-ups for API spec change justification to Mirum	US	US	11/5/2018	3 months	Attend weekly calls to support knowledge transfer. End of February 2019 target transition date	PDTS - CMC Lead	NA			3	0.2							$6,913.87

2	CMC	T.K.		Drug Product	Ph2 supply supply management at various CMOs - Knowledge transfer and on-going management of Ph2 clinical trial material	Ship the dilunet from Almac to Qoutient to meet the supply demand; attend weekly meetings at Qoutient	US	US	11/5/2018	3 months	Attend weekly calls to support knowledge transfer. End of February 2019 target transition date	PDTS - CMC Lead	NA			3	0.1							$3,456.94

3	CMC	T.K.		Analytical	Provide analytical support to both DS and DP – to support ongoing stability studies etc. - DS and DP knowledge transfer - providing nessesary documents (technical specifications)	Manage API stability programs for API at Carbogen and the Phase 2 DP at BioDuro and the Phase 3 DP at Unither: ensure samples are tested per stability schdules and results are received and reviewed and all analytical issues such as OOS are investigated approritaely in a timely manner	US	US	11/5/2018	3 months	Attend weekly calls to support knowledge transfer. End of February 2019 target transition date	PDTS - CMC Lead	NA			3	0.1							$3,456.94

4	CMC	T.K.		QA	Provide QA support to ensure the supply of study drug for Ph2 trials - release of Ph3 clinical batches - campiagn number 2 - provide QA of nessesary documents	ensure that the drug supply meets the phase approriate complaince criteria; support any deviation and the follow up action items for the clinical trial materials	US	US	11/5/2018	3 months	Attend weekly calls to support knowledge transfer. End of February 2019 target transition date	PDTS - CMC Lead	NA			3	0.1							$3,456.94
																								$17,284.68

Notes:

Any “Target Start Date” that occurred in the past was the actual start date and will be billed accordingly.

Out of pocket costs are not accounted for and will be billed separately in accordance with the Agreement.

EXHIBIT B

ADDITIONAL ASSIGNED ANCILLARY AGREEMENTS

(see attached)

Reference	Amendment No	Contract Title	Outside Party	Shire entity / First Party	Start date	End date
CON-16058638-9	9	Amendment No. 9	Premier Research International LLC	Lumena Pharmaceuticals LLC	12/11/2018	8/9/2019
CON-16062812		Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	11/25/2013	
CON-16062812-1	1	Amendment No. 1 (CO#1) to Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	6/27/2014	
CON-16062812-2	2	Amendment No. 2 (CO#2) to Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	10/15/2014	
CON-16062812-3	3	Amendment No. 3 (CO#3) to Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	4/7/2015	
CON-16062812-4	4	Amendment No. 4 (CO#4) to Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	5/18/2015	
CON-16062812-5	5	Amendment No. 5 (CO#5) to Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	9/8/2015	
CON-16062812-6	6	Amendment No. 6 (CO#6) to Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	3/2/2016	
CON-16062812-7	7	Amendment No. 7 to Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	7/27/2016	
CON-16062812-8	8	Amendment: Work Order 7 for Lum001-401	Premier Research International LLC	Lumena Pharmaceuticals LLC	10/25/2016	
CON-17008895		Statement of Work - Work Order 12 - LUM-001-601	Premier Research International LLC	Lumena Pharmeuticals, Inc. DO NOT USE	3/25/2015	
CON-17008895-1	1	Amendment 1: Statement of Work - Work Order 12 - LUM-001-601	Premier Research International LLC	Lumena Pharmaceuticals LLC	5/1/2017	
CON-16055705		Master Services Agreement	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	5/15/2013	
CON-16055705-3	1	Amendment No.1 to Master Services Agreement	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	6/30/2015	
CON-16056633		Work Order 6_LUM 001-305	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	10/10/2014	12/31/2018
CON-16056633-1	1	Amendment 1 to Work Order 6_LUM 001-305	Quotient Clinical Limited	Shire Human Genetic Therapies, Inc.	3/9/2016	12/31/2017
CON-16056633-2	2	Change Order Number 02 to Work Order #6	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	11/28/2017	12/31/2018
CON-16056633-3	3	Change Order 03	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	1/11/2018	12/31/2018
CON-16056633-4	4	Amendment 4 to Work Order 6_LUM 001-305	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	9/4/2018	12/31/2018
CON-16056633-5	5	Amendment 5: Work Order 6_LUM 001-305	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	9/4/2018	12/31/2018
CON-17013104		Work Order #3	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	11/27/2013	6/30/2019
CON-17013104-1	1	Amendment 1: Work Order #3	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	11/17/2014	
CON-17013104-2	2	Amendment 2: Work Order #3	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	12/23/2014	
CON-17013104-3	3	Amendment 3: Work Order #3	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	12/15/2015	
CON-17013104-4	4	Amendment 4: Work Order #3	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	5/5/2017	
CON-17013104-5	5	Amendment 5: Work Order #3 LUM001-501	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	9/25/2018	6/30/2019
CON-17019612		Work Order #4	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	4/16/2014	1/31/2019
CON-17019612-1	1	Amendment 1: Work Order #4	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	11/26/2015	
CON-17019612-2	2	Amendment 2: Work Order #4	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	6/22/2017	
CON-17019612-3	3	Amendment 3: Work Order #4 LUM001-304	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	9/25/2018	1/31/2019
CON-18003824		Work Order #2	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	10/31/2013	12/31/2018
CON-18003824-1	1	Change Order #01	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	11/13/2014	
CON-18003824-2	2	Change Order 02	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	11/26/2015	
CON-18003824-3	3	Change Order 03	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	1/11/2018	12/31/2018
CON-18003824-4	4	Change Order 04	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	10/3/2018	12/31/2018
CON-18005225		Statement of Work_Supply of SHP625	Quotient Clinical Limited	Lumena Pharmaceuticals LLC	2/22/2018	12/31/2018
CON-18006586		Quality Agreement_Manufacture and Supply of Medicinal products & Investigational Medicinal Products	Quotient Clinical Limited	Shire Human Genetic Therapies, Inc.	3/16/2018	3/16/2023
CON-18006586-1	1	Technical Addendum to Quality Agreement_Manufacture and Supply of Medicinal products & Investigational Medicinal Products	Quotient Clinical Limited	Shire Pharmaceuticals Ireland Limited	3/16/2018	3/9/2021
CON-17019246		Project Services Agreement: LUM001-501	Regents of the University of Colorado, a body corpor	Lumena Pharmaceuticals LLC	12/1/2017	12/31/2019
CON-18006890		Project Services Agreement (LUM001-305)	Regents of the University of Colorado, a body corpor	Lumena Pharmaceuticals LLC	2/1/2018	12/31/2019
CON-16057801		Clinical Trial Agreement_LUM001-501 Indigo	UPMC University of Pittsburgh	Lumena Pharmaceuticals LLC	9/30/2014	5/20/2018
CON-16057801-1	1	Amendment No.1 to Clinical Trial Agreement_LUM001-501 Indigo	UPMC University of Pittsburgh	Lumena Pharmaceuticals LLC	2/24/2015	
CON-16057801-2	2	Amendment No.2 to Clinical Trial Agreement_LUM001-501 Indigo	UPMC University of Pittsburgh	Lumena Pharmaceuticals LLC	5/20/2016	5/20/2018
CON-16057801-3	3	Amendment 3: Clinical Trial Agreement_LUM001-501 Indigo	UPMC University of Pittsburgh	Lumena Pharmaceuticals LLC	5/8/2017	
CON-16063706		Sponsored Clinical Trial Agreement: SHP626-201 Dr Behari	University of Pittsburgh Medical Center (UPMC)	Shire Human Genetic Therapies, Inc.	2/9/2017	
CON-16063706-1	1	First Amendment: Sponsored Clinical Trial Agreement: SHP626-201 Dr Behari	University of Pittsburgh Medical Center (UPMC)	Shire Human Genetic Therapies, Inc.	2/9/2017	
CON-17029856		Master Terms and Conditions	ViaPath Analytics LLP	Lumena Pharmaceuticals LLC	3/19/2015	12/31/2019
CON-17029856-1	1	Amendment NO. 1 Master Terms and Conditions	ViaPath Analytics LLP	Lumena Pharmaceuticals LLC	11/15/2017	12/31/2019
CON-17029856-2	2	Amendment No. 2	ViaPath Analytics LLP	Lumena Pharmaceuticals LLC	7/18/2018	12/31/2019

EXHIBIT C

FTE COSTS

FTE Cost Category
Manager	Medium
Director	High
Sr Professional I/ Supervisor	Medium
Sr Support/Tech IV	Low
Vice President	High
Sr Director	High
Associate Director	Medium
Professional II	Low
Professional I	Low
Support II/Tech III	Low
Support I/Tech II	Low
Lead Support/Tech V	Low
Tech I	Low

FTE Cost Category	Monthly FTE Rate (USD)
Low	6,413.41
Medium	16,879.07
High	34,569.36

EXHIBIT D

TRANSFERRING EMPLOYEES

Thomas Jaecklin

Arthur Van Leerberghe